As filed with the Securities and Exchange Commission on September 12, 2016

Registration No. 333-198638

Registration No. 333-162291

Registration No. 333-155215

Registration No. 333-152541

Registration No. 333-129851

Registration No. 333-117844

Registration No. 333-117843

Registration No. 333-102338

Registration No. 333-53842

Registration No. 333-91801

Registration No. 333-69717

Registration No. 333-27927

Registration No. 333-27929

Registration No. 333-13259

Registration No. 333-09257

Registration No. 333-05797

Registration No. 333-05795

Registration No. 33-10234

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-198638)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-162291)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-155215)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-152541)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-129851)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-117844)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-117843)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-102338)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-53842)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-91801)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-69717)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-27927)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-27929)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-13259)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-09257)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-05797)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-05795)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 33-10234)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Science and Engineering, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2240991
(State or other jurisdiction of	(I.R.S. employer identification no.)
incorporation or organization)

829 Middlesex Turnpike

Billerica, Massachusetts 01821

(Address of principal executive offices)

American Science and Engineering, Inc. 2014 Equity and Incentive Plan

American Science and Engineering, Inc. 2005 Equity and Incentive Plan

American Science and Engineering, Inc. Amended and Restated 2005 Equity and Incentive Plan

American Science and Engineering, Inc. 401(k) and Profit Sharing Plan

American Science and Engineering, Inc. 2002 Combination Stock Option Plan

American Science and Engineering, Inc. 2003 Stock Plan for Non-Employee Directors

Employment Agreement between American Science and Engineering, Inc. and Ralph S. Sheridan, dated July 11, 2002

Employment Agreement between American Science and Engineering, Inc. and Ralph S. Sheridan, dated September 25, 1999

Employment Agreement between American Science and Engineering, Inc. and Ralph S. Sheridan, dated September 26, 1996

American Science and Engineering, Inc. 2000 Combination Stock Option Plan

American Science and Engineering, Inc. 1999 Combination Stock Option Plan

American Science and Engineering, Inc. 1998 Non-Qualified Stock Option Plan

American Science and Engineering, Inc. 1997 Non-Qualified Stock Option Plan

American Science and Engineering, Inc. Executive Equity Incentive Plan

American Science and Engineering, Inc. 1996 Stock Plan for Non-Employee Directors

American Science and Engineering, Inc. 1995 Combination Stock Option Plan

American Science and Engineering, Inc. 1994-1995 Stock Option Plan for Non-Employee Directors

American Science and Engineering, Inc. 1994-1995 Stock Option Plan for New Employees

American Science and Engineering, Inc. 1993 Stock Option Plan for New Non-Employee Directors

Ralph Sheridan Employment Agreement

American Science and Engineering, Inc. 1981 Incentive Stock Option Plan

American Science and Engineering, Inc. 1984 Incentive Stock Option Plan

(Full title of the plan)

Michael J. Muscatello
Vice President, General Counsel and Secretary
American Science and Engineering, Inc.
829 Middlesex Turnpike

Billerica, Massachusetts
(Name and address of agent for service)

(978) 262-8700

(Telephone number, including area code, of agent for services)

Copies to:

Jay E. Bothwick, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
 Telephone: (617) 526-6526

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting
		(Do not check if a smaller	company
reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by American Science and Engineering, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“the SEC”):

•                  Registration Statement No. 333-198638, filed with the SEC on September 8, 2014, pertaining to the registration of 525,000 shares of the Company’s common stock, par value $0.66 2/3 per share (the “Common Stock”), issuable pursuant to the Company’s 2014 Equity and Incentive Plan.

•                  Registration Statement No. 333-162291, filed with the SEC on October 2, 2009, pertaining to the registration of 250,000 shares of Common Stock, including associated Series A Preferred Stock purchase rights, issuable pursuant to the Company’s 2005 Equity and Incentive Plan.

•                  Registration Statement No. 333-155215, filed with the SEC on November 7, 2008, pertaining to the registration of 250,000 shares of Common Stock, including Series A Preferred Stock purchase rights, issuable pursuant to the Company’s Amended and Restated 2005 Equity and Incentive Plan.

•                  Registration Statement No. 333-152541, filed with the SEC on July 25, 2008, pertaining to the registration of 200,000 shares of Common Stock issuable pursuant to the Company’s 401(k) and Profit Sharing Plan and 10,000 shares of Common Stock issued in connection with the Company’s 401(k) and Profit Sharing Plan and registered for resale under the accompanying Reoffer Prospectus.

•                  Registration Statement No. 333-129851, filed with the SEC on November 21, 2005, pertaining to the registration of 750,000 shares of Common Stock issuable pursuant to the Company’s 2005 Equity and Incentive Plan.

•                  Registration Statement No. 333-117844, filed with the SEC on August 2, 2004, pertaining to the registration of 400,000 shares of Common Stock and 400,000 rights to purchase Common Stock issuable pursuant to the Company’s 2002 Combination Stock Option Plan.

•                  Registration Statement No. 333-117843, filed with the SEC on August 2, 2004, pertaining to the registration of 150,000 shares of Common Stock and 150,000 rights to purchase Common Stock issuable pursuant to the Company’s 2003 Stock Plan for Non-Employee Directors.

•                  Registration Statement No. 333-102338, filed with the SEC on January 3, 2003, pertaining to the registration of 1,015,000 shares of Common Stock, and 1,015,000 rights to purchase shares of Common Stock, issuable pursuant to the Company’s 2002 Combination Stock Option Plan and Employment Agreements between the Company and Ralph S. Sheridan dated July 11, 2002, September 25, 1999, and September 26, 1996.

•                  Registration Statement No. 333-53842, filed with the SEC on January 17, 2001, pertaining to the registration of 440,000 shares of Common Stock and 440,000 rights to purchase Common Stock issuable pursuant to the Company’s 2000 Combination Stock Option Plan.

•                  Registration Statement No. 333-91801, filed with the SEC on November 30, 1999, pertaining to the registration of 600,000 shares of Common Stock and 600,000 rights to purchase Common Stock issuable pursuant to the Company’s 1999 Combination Stock Option Plan.

•                  Registration Statement No. 333-69717, filed with the SEC on December 24, 1998, pertaining to the registration of 300,000 shares of Common Stock and 300,000 rights to purchase Common Stock issuable pursuant to the Company’s 1998 Non-Qualified Stock Option Plan.

•                  Registration Statement No. 333-27927, filed with the SEC on May 28, 1997, pertaining to the registration of 200,000 shares of Common Stock issuable pursuant to the Company’s 1997 Non-Qualified Stock Option Plan.

•                  Registration Statement No. 333-27929, filed with the SEC on May 28, 1997, pertaining to the registration of 40,000 shares of Common Stock issuable pursuant to the Company’s Executive Equity Incentive Plan.

•                  Registration Statement No. 333-13259, filed with the SEC on October 2, 1996, pertaining to the registration of 50,000 shares of Common Stock issuable pursuant to the Company’s 401(k) and Profit Sharing Plan.

•                  Registration Statement No. 333-09257, filed with the SEC on July 31, 1996, pertaining to the registration of 300,000 shares of Common Stock issuable pursuant to the Company’s 1996 Stock Plan for Non-Employee Directors.

•                  Registration Statement No. 333-05797, filed with the SEC on June 12, 1996, pertaining to the registration of 300,000 shares of Common Stock issuable pursuant to the Company’s 1995 Combination Stock Option Plan.

•                  Registration Statement No. 333-05795, filed with the SEC on June 12, 1996, pertaining to the registration of 391,000 shares of Common Stock issuable pursuant to the Company’s 1993 Stock Option Plan for New Non-Employee Directors, 1994-1995 Stock Option Plan for Non-Employee Directors, 1994-1995 Stock Option Plan for New Employees, and Ralph Sheridan Employment Agreement.

•                  Registration Statement No. 33-10234, filed with the SEC on November 25, 1986, pertaining to the registration of 500,000 shares of Common Stock issuable pursuant to the Company’s 1981 Incentive Stock Option Plan and 1984 Incentive Stock Option Plan.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the above referenced Registration Statements.

On September 9, 2016, pursuant to the terms of an Agreement and Plan of Merger, dated as of June 20, 2016 (the “Merger Agreement”), by and among the Company, OSI Systems, Inc. (“OSI”) and Apple Merger Sub, Inc., a wholly owned subsidiary of OSI (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of OSI, at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended,  the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Commonwealth of Massachusetts, on September 12, 2016.

AMERICAN SCIENCE AND ENGINEERING, INC.

By:	/s/ Charles P. Dougherty
Charles P. Dougherty
President and Chief Executive Officer